Exhibit 99.1

Porter Bancorp, Inc. Announces Earnings for 2007

LOUISVILLE, Ky.--(BUSINESS WIRE)--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with banking offices in 10 counties along central Kentucky’s Interstate 65 corridor, today reported results for the fourth quarter and the year ended December 31, 2007.

The Company reported net income of $3.6 million, or $0.46 per share, for the fourth quarter of 2007, compared with $3.7 million, or $0.48 per share, for the fourth quarter of 2006. Earnings for the year ended December 31, 2007, were $14.2 million, or $1.86 per share, compared with $14.3 million, or $2.15 per share, for the same period of 2006.

“Porter’s net loans grew 42.8% to $1.2 billion at December 31, 2007, as a result of our growing market share and the contribution from our acquisition of Kentucky Trust Bank,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “As part of our growth in 2007, we increased our provision for loan losses to enable us to maintain appropriate reserves. The increased provision for loan losses reduced our earnings compared with the prior year.

“We believe our growth since the preceding quarter is more reflective of the progress made in 2007,” continued Ms. Bouvette. “Net interest income was up 9.9%, non-interest income rose 35.2% and net income increased 10.3% from the third quarter of 2007. Our growth benefited from continued loan demand across our markets and the addition of Kentucky Trust Bank that was acquired effective October 1, 2007. Our outlook for 2008 remains optimistic because of our continued growth based on our stable markets, solid loan quality and the contribution from the acquisition of Paramount Bank in Lexington, KY, that is expected to close in the first quarter of the year.”

Fourth Quarter Highlights

  Earnings per share increased 2 cents per share to 46 cents from the third quarter of 2007.
  Net interest income increased 24.1% to $11.8 million for the three months ended December 31, 2007, compared with the same quarter of 2006.
  Loans grew 42.8% to $1.2 billion compared to $842 million at December 31, 2006.
  Total assets increased 38.5% to $1.5 billion since the fourth quarter of 2006, fueled by strong loan growth and the acquisition of Kentucky Trust Bank.
  Deposits grew 35.4% to $1.2 billion since the fourth quarter of 2006. Core customer non-interest bearing deposit accounts increased 38.8% to $83.1 million from $59.8 million during 2007. $10.6 million of the increase in core customer non-interest bearing deposit accounts was attributable to organic growth.
  Our efficiency ratio continues to outperform our peers at 47.0% for 2007 compared with 46.7% for 2006.
  We completed the acquisition of Ohio County Bancshares, Inc., the holding company for Kentucky Trust Bank, effective October 1, 2007. The Kentucky Trust Bank acquisition added six retail banking offices in three Kentucky counties, including the Bowling Green and Owensboro markets.
  PBI Bank signed a definitive agreement to acquire Paramount Bank in Lexington, Kentucky. The acquisition is expected to close at the beginning of February 2008. The transaction is expected to increase our loans and deposits by $75 million.
  Porter Bancorp repurchased 10,000 common shares under our $3 million stock repurchase plan in the fourth quarter.

“We are pleased with the solid progress Porter Bancorp achieved in 2007,” continued Ms. Bouvette. “We expanded our market share in our core markets, grew our loan portfolio and built our deposit base. We also expanded within our market by acquiring the six-branch Kentucky Trust Bank. The acquisition increased our penetration of the fast-growing Bowling Green market and added an excellent trust operation which we expect to leverage across our markets.

“We maintained our momentum in loan growth during the fourth quarter and added $140.8 million, up from $36.8 million in net new loans in the fourth quarter of last year. The increase in our loan loss provision to $1.2 million in the fourth quarter, up from $376,000 in the fourth quarter of last year, reflects the significant growth in our loan portfolio. Our fourth quarter loan loss provision declined from the third quarter’s provision of $1.5 million, highlighting our focus on loan quality.

“We believe Porter Bancorp is in a solid position to weather a softer economy as predicted for 2008,” continued Ms. Bouvette. “We believe our stable markets, core strengths, risk management practices, and strong reserves will differentiate us in a soft market while creating opportunities for us to make additional acquisitions. We remain poised to capitalize on these opportunities as they present themselves.”

Net Interest Income

Net interest income increased 24.1% to $11.8 million for the three months ended December 31, 2007, an increase of $2.3 million, compared with $9.5 million for the same period in 2006. Net interest income was $42.4 million for the year ended December 31, 2007, an increase of $5.2 million, or 13.8%, compared with $37.2 million for the same period in 2006. This increase was attributable to the growth in our loan portfolio and the Kentucky Trust Bank acquisition.

Net interest margin for the fourth quarter of 2007 declined to 3.54% compared with 3.90% for the fourth quarter of 2006. Our yield on earning assets decreased to 7.77% for the fourth quarter of 2007 compared to 7.92% for the fourth quarter of 2006, while our cost of funds increased to 4.73% for the fourth quarter of 2007 compared to 4.61% for the fourth quarter of 2006. Net interest margin decreased six basis points from our margin of 3.60% in the third quarter of 2007. Our yield on earning assets decreased nineteen basis points from 7.96% compared with the third quarter of 2007, and our cost of funds decreased twenty basis points from 4.93%.

Non-Interest Income

Non-interest income for the fourth quarter of 2007 increased 49.3%, or $583,000, over the fourth quarter of 2006, and 35.2%, or $460,000, over the third quarter of 2007. Non-interest income rose 6.9% to $5.6 million for 2007 compared with $5.2 million in 2006. The growth in non-interest income was primarily attributable to higher service charges on deposit accounts and income from fiduciary activities. Product fee changes implemented during the first quarter of 2007 resulted in increased fees during the balance of the year as did our acquisition of Kentucky Trust Bank in the fourth quarter. Porter added income from fiduciary activities in the fourth quarter as a result of the addition of the trust operation from Kentucky Trust Bank.

Non-Interest Expense

Non-interest expense for the fourth quarter increased 42.0% from prior year fourth quarter. This was due primarily to increased salaries and benefits, and occupancy and equipment expense to support the addition of new offices opened in 2007 and the acquisition of Kentucky Trust Bank. Expenses also increased for other real estate owned from the fourth quarter of 2006 due to higher costs related to foreclosing on nonperforming credits, repossessing collateral, and collecting amounts due. Our efficiency ratio continues to outperform our peers at 47.0% for 2007 compared with 46.7% in 2006.

Balance Sheet Review

Total assets increased 38.5%, or $405 million, to $1.46 billion at December 31, 2007, from $1.05 billion at December 31, 2006. The Company’s loan portfolio increased 42.5%, or $363 million, to $1.2 billion from $854.4 million at December 31, 2006, primarily due to in-house loan origination efforts and the acquisition of Kentucky Trust Bank. Deposits at December 31, 2007, increased 35.4% to $1.17 billion from $861.9 million at December 31, 2006, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period, and the Kentucky Trust Bank acquisition.

Asset Quality

“Our asset quality remains stable as evidenced by the reduction in non-performing loans to total loans since the fourth quarter of last year,” continued Ms. Bouvette. “Our ratio of non-performing loans to total loans declined to 1.04% at December 31, 2007, compared with 1.05% for the same date in 2006. Additionally, our ratio of non-performing assets to total assets improved during the quarter to 1.17% at December 31, 2007, compared with 1.21% at September 30, 2007. We believe that this improvement is indicative of our continuing ability to manage our risks during this difficult credit cycle.”

Nonperforming loans at December 31, 2007, were $12.7 million, or 1.04% of total loans, compared with $8.4 million, or 0.78% of total loans at September 30, 2007, and $8.9 million, or 1.05% of total loans at December 31, 2006. The $3.7 million increase in nonperforming loans since last year is primarily attributable to the addition of $1.4 million in nonaccrual loans from our Kentucky Trust Bank acquisition and $3.2 million from a commercial loan relationship we have assessed as well collateralized.

Foreclosed properties at December 31, 2007, were $4.3 million compared with $2.4 million at December 31, 2006, and $6.9 million at September 30, 2007. The decrease in foreclosed properties in the last three months reflects the normal progression of troubled loans through workout, collateral repossession and ultimate disposition.

Our loan loss reserve as a percentage of total loans at December 31, 2007, decreased to 1.34% from 1.50% at December 31, 2006, and 1.35% at September 30, 2007. Provision for loan losses increased $824,000 to $1.2 million for the three months ended December 31, 2007, and increased $2.6 million to $4.0 million for the year ended December 31, 2007, compared to the year ended December 31, 2006. The increase in the provision for the twelve months of 2007 reflected the strong growth in the loan portfolio requiring a larger provision to remain consistent with historical experience. Net loan charge-offs for the fourth quarter of 2007 were $983,000, or 0.08% of average loans for the quarter, and 0.21% for the twelve months of 2007. We assess the adequacy of our loan loss reserve each quarter and make the appropriate provision for loan losses based on that assessment.

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the fourth quarter and year ending December 31, 2007 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/07	9/30/07	12/31/06	12/31/07	12/31/06

Income Statement Data
Interest income	$25,960	$23,851	$19,365	$91,800	$72,863
Interest expense	14,164	13,115	9,857	49,404	35,622

Net interest income	11,796	10,736	9,508	42,396	37,241
Provision for loan losses	1,200	1,500	376	4,025	1,405

Income from fiduciary activities	206	-	-	206	-
Service charges on deposit accounts	908	669	574	2,760	2,537
Gains on sales of government guaranteed loans, net	-	15	-	30	152
Gains on sales of loans originated for sale, net	-	-	-	-	284
Gains on sales of securities, net	3	42	-	107	50
Other	649	580	609	2,453	2,173

Non-interest income	1,766	1,306	1,183	5,556	5,196

Salaries & employee benefits	3,419	3,115	2,798	12,470	11,432
Occupancy and equipment	890	673	502	2,727	2,474
Franchise tax	360	326	267	1,336	1,074
Other real estate owned expense	506	232	77	833	249
Communications expense	144	113	107	466	511
Advertising	151	140	178	544	645
Loss on early extinguishment of debt	-	-	280	-	280
Other	1,408	930	636	4,098	3,120

Non-interest expense	6,878	5,529	4,845	22,474	19,785

Income before income taxes	5,484	5,013	5,470	21,453	21,247
Income tax expense	1,844	1,714	1,773	7,224	6,908

Net income	$3,640	$3,299	$3,697	$14,229	$14,339

Weighted average shares - Basic	7,848,215	7,586,167	7,582,447	7,651,392	6,678,337
Weighted average shares - Diluted	7,848,215	7,586,167	7,582,447	7,651,405	6,678,337

Basic and diluted earnings per share	$0.46	$0.44	$0.48	$1.86	$2.15
Cash dividends declared per share	$0.21	$0.20	$0.20	$0.81	$0.80
PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/07	9/30/07	12/31/06	12/31/07	12/31/06

Average Balance Sheet Data
Assets	$1,406,800	$1,247,149	$1,024,526	$1,221,649	$995,018
Loans	1,188,194	1,039,355	835,265	1,019,628	814,202
Earning assets	1,331,043	1,193,227	974,539	1,163,848	946,328
Deposits	1,142,606	1,028,067	830,746	997,287	810,419
Long-term debt and advances	110,124	92,149	79,514	94,290	90,176
Interest bearing liabilities	1,188,512	1,056,287	847,865	1,026,252	839,633
Stockholders’ equity	122,809	113,350	105,633	114,797	83,428

Performance Ratios
Return on average assets	1.03%	1.05%	1.43%	1.16%	1.44%
Return on average equity	11.76	11.55	13.89	12.39	17.19
Yield on average earning assets (tax equivalent)	7.77	7.96	7.92	7.92	7.74
Cost of interest bearing liabilities	4.73	4.93	4.61	4.81	4.24
Net interest margin (tax equivalent)	3.54	3.60	3.90	3.67	3.97
Efficiency ratio	50.73	46.08	45.32	46.97	46.68

Loan Charge-off Data
Loans charged-off	$(1,029)	$(519)	$(262)	$(2,374)	$(1,036)
Recoveries	46	40	63	234	266

Net charge-offs	$(983)	$(479)	$(199)	$(2,140)	$(770)
PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of
	12/31/07	9/30/07	12/31/06

Assets
Loans	$1,217,698	$1,075,069	$854,367
Loan loss reserve	(16,342)	(14,500)	(12,832)

Net loans	1,201,356	1,060,569	841,535
Securities available for sale	128,036	100,723	95,090
Federal funds sold & interest bearing deposits	19,979	9,224	40,957
Cash and due from financial institutions	23,608	17,704	15,306
Premises and equipment	21,279	14,935	13,774
Goodwill	18,174	12,881	12,881
Accrued interest receivable and other assets	43,588	39,044	31,463

Total Assets	$1,456,020	$1,255,080	$1,051,006

Liabilities and Equity
Certificates of deposit	$846,568	$783,171	$656,691
Interest checking	95,953	54,241	50,840
Money market	99,839	113,061	61,666
Savings	28,661	25,267	23,479

Total interest bearing deposits	1,071,021	975,740	792,676
Demand deposits	95,533	71,038	69,180

Total deposits	1,166,554	1,046,778	861,856
Federal funds purchased & repurchase agreements	11,285	11,569	1,134
FHLB advances	121,767	50,207	47,562
Junior subordinated debentures	25,000	25,000	25,000
Accrued interest payable and other liabilities	9,125	7,328	7,108

Total liabilities	1,333,731	1,140,882	942,660
Stockholders’ equity	122,289	114,198	108,346

Total Liabilities and Stockholders’ Equity	$1,456,020	$1,255,080	$1,051,006

Ending shares outstanding	7,881,206	7,628,967	7,622,447
Book value per share	$15.52	$14.97	$14.21
Tangible book value per share	12.80	13.25	12.45

Asset Quality Data
Loan 90 days or more past due still on accrual	$2,145	$2,829	$2,010
Non-accrual loans	10,524	5,536	6,930

Total non-performing loans	12,669	8,365	8,940
Real estate acquired through foreclosures	4,309	6,862	2,415
Other repossessed assets	30	-	9

Total non-performing assets	$17,008	$15,227	$11,364

Non-performing loans to total loans	1.04%	0.78%	1.05%
Non-performing assets to total loans	1.40	1.42	1.33
Non-performing assets to total assets	1.17	1.21	1.08
Allowance for loan losses to non-performing loans	128.99	173.34	143.53
Allowance for loan losses to total loans	1.34	1.35	1.50

Risk-based Capital Ratios
Tier I leverage ratio	9.09%	10.22%	11.86%
Tier I risk-based capital ratio	10.41	11.84	14.32
Total risk-based capital ratio	11.66	13.09	15.57

FTE employees	273	237	218

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800